Exhibit 10.01

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

JINKHOLD, LTD.

A United Kingdom Corporation

21 Tudor Street

London

#06286236

(Purchaser)

And

ANDRONICS, LTD.
A Northern Ireland Corporation
20 Balliniska Road
Springtown, BT48 0NA
#NI 17460

(Seller)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the date set forth below (the “Execution Date”), by and between Jinkhold, Ltd., a corporation duly organized under the laws of the United Kingdom (“Jinkhold” or the “Purchaser”), Andronics, Ltd., a corporation duly organized under the laws of Northern Ireland (“Andronics” or the “Seller”) and Robert Andrews, an individual residing in Northern Ireland and a founder of Andronics (“Andrews”).  Jinkhold, Andronics and Andrews are hereinafter at times collectively referred to as the “Parties.”

RECITALS:

WHEREAS, the Purchaser’s success requires ongoing access to and control over the development and use of certain key technologies;

WHEREAS, the Seller is engaged in the business of providing two-way global data solutions for the monitoring and control of customers’ remote assets (the “Business”);

WHEREAS, the Seller desires to sell to the Purchaser significant Assets (defined in Section 1) and transfer employees engaged in the ongoing operations of the Business (the “Continuing Operations”); and

WHEREAS, the Purchaser desires to acquire the Assets of the Seller in exchange for cash and/or stock of SARS Corporation, a corporation duly organized under the laws of the state of Nevada (“SARS”) and other valuable Consideration (defined in Section 4).

NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Assets Purchased.  The following properties, as described below in Sections 1.1 - 1.5, are collectively referred to herein as the “Assets”:

1.1  Assets.  The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller, on the terms and conditions set forth in this Agreement, all of the Assets listed and identified in Schedule 1.1, annexed hereto and made apart hereof.  Additionally, the Assets listed on Schedule 1.1 include all due and outstanding accounts receivable by the Seller as of the Closing Date and all outstanding work-in-progress listed on Schedule 1.1 or otherwise.

1.2  Employees.  At the Closing (defined below), the Seller agrees to reassign all current employees of the Seller involved in the ongoing operations of the Business to the Purchaser.  A list of these employees is set forth on Schedule 1.2, annexed hereto and made apart hereof (the “Employees”).

1.3  Contracts.  At the Closing, the benefit of the Seller’s Contracts (defined below) shall be transferred to the Purchaser.  The burden of the Contracts shall be novated to the Purchaser simultaneously on the Closing Date.  The Contracts and all novations are set forth and included on Schedule 1.3, annexed hereto and made apart hereof (the “Contracts”).

1.3.1  No Violation of Existing Agreements. Neither the execution and delivery of Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or (with or without notice and/or lapse of time) result in a termination, breach, impairment or violation of any Contract.  Seller has received all necessary consents to enable the transfer of the Contracts to the Purchaser.

1.4  Intellectual Property.  On or before the Closing, the Seller agrees to transfer ownership and title of all intellectual property and intellectual property agreements of the Seller to the Purchaser.  A list of this property is set forth on Schedule 1.4, annexed hereto and made apart hereof.  As used herein, the term “Intellectual Property” shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

1.5  Goodwill.  On or before the Closing, the Seller agrees to transfer all goodwill of the Seller to the Purchaser.  A list of this goodwill is set forth on Schedule 1.5, annexed hereto and made apart hereof.

2.  Excluded Assets.  All other forms of assets not included on Schedules 1.1 – 1.5 will remain the sole property of the Seller, and Seller shall retain all the rights, title and interests to these assets, including but not limited to the statutory books and records of Andronics.

3.  Liabilities Assumed.  The Purchaser agrees to assume and pay, discharge or perform, as appropriate, all liabilities directly attached to the Assets listed on Schedule 3 (the “Assumed Liabilities”).  The obligations of the Purchaser under this section are subject to whatever rights the Purchaser may have under this Agreement or otherwise for breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement, including but not limited to any right of indemnification provided by this Agreement.

3.1  Offset.  Any liabilities not listed on Schedule 3 shall remain the sole obligation of the Seller and Robert Andrews. In the event that undisclosed liabilities arise or are uncovered within one (1) year after the Closing Date (the “Undisclosed Liabilities”), the Undisclosed Liabilities United States Dollar amount shall be offset first, by one (1) share of unvested Andrews Monthly Options, defined in Section 4.6; second, by one (1) share of unvested Andrews Quarterly Options, defined in Section 4.6; and third, by one (1) Convertible Debenture, defined in Section 4.2, United States Dollar for every One United States Dollar ($1.00 USD) of Undisclosed Liability, with partial dollar amounts rounded up to the nearest dollar (collectively, the “Offset”).

4.  Consideration.  In consideration of the sale, transfer and conveyance to the Purchaser of the Assets and the Assumed Liabilities, Purchaser shall submit the following to the Seller on the Closing Date (collectively referred to herein as the “Consideration”):

4.1     Stock.  Fifty thousand (50,000) shares of restricted SARS common stock, $0.001 par value per share (“SARSCommon Stock”);

4.2   Convertible Debentures.  Convertible debentures in the total aggregate principal amount of Seven Hundred Twenty-Two Thousand Two Hundred United States Dollars ($722,000 USD) (the “Convertible Debentures”).  The Convertible Debentures shall include the following terms: (i) the interest rate shall be ten percent (10%) compounded annually, (ii) the Convertible Debenture shall automatically convert into shares of SARS Common Stock (the “Conversion”) one (1) year from the date the Convertible Debenture was executed (the “Debenture Maturity Date”), (iii) the exercise price shall be One United States Dollar ($1.00 USD) per share, a form of Convertible Debenture is annexed hereto and made apart hereof as Exhibit A.  The Convertible Debentures shall be issued to the individuals and/or entities listed on Schedule 4.2.

4.3    Assumption of Tax Liability.  Purchaser agrees to assume Seller’s tax liability to HM Revenue & Customs Service up to, but not to exceed, Two Hundred Thousand Pounds (£200,000 GPB).

5.  Payment of Consideration.  On or before the Closing Date, the Purchaser shall transfer, or direct its agent to transfer, the Consideration, referred to in Sections 4.1 and 4.2, to the Seller.

6.  Adjustments.  In regards to the Assets, the operation of the Seller’s Business and related income and expenses up to the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Purchaser.

7.  Value Added Tax (“VAT”).

7.1  The Parties intend that the Value Added Tax Act 1994 Section 49 (“Section 49”) and the Value Added Tax (Special Provisions) Order 1995/1268 Article 5 (“Article 5”) shall apply to the transactions contemplated herein.  The Parties shall use all reasonable endeavours to ensure that the transactions contemplated herein are not treated as a supply of goods or a supply of services for the purposes of VAT and pursuant to Section 49 and Article 5.

7.2  On or before the Closing Date, Andronics shall deliver to the Purchaser all records relating to the Business referred to in Section 49.

7.3  If VAT is chargeable on the transfer of any of the Assets pursuant to this Agreement, then, subject to the receipt by the Buyer of a valid VAT invoice or invoices relating to those assets, the Buyer shall pay to the Seller (in addition to the Consideration referred to in Section 2.1) an amount equal to the amount of VAT payable in respect of them together with any penalty or interest incurred for late payment of the tax thereif.

8.  Employees.

8.1  The Parties acknowledge that the Employees' contracts of employment shall automatically transfer to the Purchaser pursuant to the Transfer of Undertaking (Protection of Employment) Regulations 1981 (as amended) (the “Regulations”).  Additionally, the Seller acknowledges that (i) no employee of the Purchaser has an employment agreement; and (ii) no employee of the Seller shall be granted an employment agreement.

8.2  The Purchaser shall be responsible for and undertakes to indemnify and keep the Seller indemnified from and against all accrued holiday pay entitlements and accrued holiday entitlements of the Employees which have accrued prior to the Closing Date.

8.3  Unless actions for the claim(s) arise before the Closing Date, the Purchaser shall have no recourse against the Seller in respect of any claim made by or in relation to the Employees whether by virtue of the assumption of Undertakings (Protection of Employment) Regulations 1981, the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 1999 or arising under contract, statute, regulation, directive or otherwise.

8.4  Beginning on the Closing Date, the Purchaser shall be responsible for the payment of all wages and salaries due, any related pay-as-you-earn, National Insurance or deductions in respect of the Employees.

8.5  The Seller undertakes to indemnify and keep the Purchaser indemnified from and against all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Employees, insofar as and to the extent that the same was caused by any act or omission by the Seller prior to the Closing Date.

8.6
All the obligations of the Seller under or in connection with the contracts of employment of the Employees arising in respect of any event or period on or prior to the Closing Date shall be performed and discharged by the Seller and the Seller shall indemnify the Purchaser from and against any and all actions, proceedings, costs, claims, expenses, demands, damages, awards (whether of compensation or otherwise), fines, penalties, judgements, order and liabilities whatsoever (including, without limitation, national insurance and pension entitlements and any liability to pay accrued holiday pay) which:

8.6.1  relate to or arise out of or in connection with the employment or dismissal of any of the Employees or any other employee by the Seller or any other person or any act or omission by the Seller or any associate of the Seller or any other event occurring on or prior to the Closing Date for which the Purchaser is liable by reason of the operation of the Regulations or other measure having the force of law; or

8.6.2  (whether or not in respect of a period before or after the Closing Date) relate to any contract of employment of any employee of the Seller or any other person (other than any of the Employees) in respect of which the Purchaser is liable as a result of the Regulations or Directive 77/187 of the Council of European Communities or the termination of any such contract (and in this connection the Purchaser shall terminate such contacts of employment promptly on becoming aware of the same); or

8.6.3  arise from any failure by the Seller to comply with its obligations made or contemplated by the Regulations.

8.7  The Seller undertakes to authorise and hereby authorises each of the Employees to disclose to the Purchaser after the Closing Date all information in his or her possession relating to the Business notwithstanding any term of his or her employment with the Seller (whether express or implied) which would otherwise preclude him or her from so doing.

8.8           Should any liabilities, obligations, costs, claims and demands arising from or in respect of any of the Employees, insofar as and to the extent that the same was caused by any act or omission by the Seller prior to the Closing Date (the “Employee Liabilities”), arise on or after the Closing Date, the Employee Liabilities shall be subject to the Offset defined in Section 3.1.

9.  Closing.

9.1  Time and Place.  The closing of the sale and purchase of the Assets (the “Closing”) shall take place at The Otto Law Group, PLLC, at 5:00 p.m. PST on or before November 15, 2007 (the “Closing Date”), or at such other time as the Parties may mutually agree and upon which time all (i) closing conditions; (ii) closing covenants; and (iii) outstanding exhibits and schedules have been completed, attached hereto and fully satisfied.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the Parties reflected hereon as signatories.  The “Execution Date” shall be defined as the date this Agreement is executed by the Parties.

9.2  Obligations of Seller at the Closing.  At the Closing, the Seller shall execute, or cause to be executed, and shall deliver to the Purchaser the following:

9.2.1 Such documents as the Purchaser may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller’s representations and warranties, (B) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by it, (C) evidencing the satisfaction of any condition referred to in this Agreement, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated in this Agreement.

9.2.2 The Seller shall provide the Purchaser an accounting of all prepayments received from customers in respect of any of the Contracts to the extent that such prepayments exceed the actual costs (if any) incurred by the Seller in partially performing such Contracts prior to the Closing Date.

9.2.3  Rent, water, electricity, telephone charges, salaries, wages, accrued holiday pay and other outgoings and costs of a periodical nature which relate to periods commencing before the Closing Date and ending after the Closing Date shall be apportioned on a time basis and those referable to the period ended on the Closing Date shall be borne by the Seller and those referable to the period commencing on the day following the Closing Date shall be borne by the Purchaser.

9.3  Obligations of Purchaser at the Closing.  At the Closing, the Purchaser shall execute, or cause to be executed, and shall deliver to the Seller the following:

9.3.1  Such documents as the Seller may reasonably request for the purpose of (A) evidencing the accuracy of any representation or warranty of the Purchaser, (B) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser, (C) evidencing the satisfaction of any condition referred to in this Agreement, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated in this agreement; and

9.3.2  A release of the obligations of the Seller under previously executed promissory notes in the aggregate total amount of Six Hundred Eighty-Two Thousand Three Hundred Ninety-Eight  United States Dollars and Ninety-Two Cents ($682,398.92USD) (the “Notes”).  A schedule of the Notes is annexed hereto and made apart hereof on Schedule 9.3.2.

9.4 Collateral Events.  At the Closing, the Parties acknowledge that the Operating Agreement (“Operating Agreement”) dated February 7, 2007 and the Licensing Agreements (the “Licensing Agreement”), dated February 7, 2007 executed by and between the Seller, Veritas Solutions, Inc. and Secure Asset Reporting Services, Inc. shall be terminated and cancelled  according to the terms set forth in the Operating Agreement and Licensing Agreement, respectively.  A fully executed copy of the Operating Agreement and the Licensing Agreements is annexed hereto and made apart hereof as Exhibits C and D.

9.5  Possession.  Simultaneously with such deliveries, Seller shall take all action necessary or appropriate to put Purchaser in actual possession and operating control of the Assets.

10.  Seller’s Obligation Prior to Closing.

10.1  Seller’s Operation of Business Prior to Closing.  The Seller agrees that between the Execution Date and the Closing Date (the “Interim Period”), the Seller will:

10.1.1  Continue to operate and maintain the Assets that are the subject of this Agreement in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders, and will use its best efforts to preserve the Assets and preserve the Assets with its customers, suppliers and others having business relations with the Seller.

10.1.2  Not assign, sell, lease or otherwise transfer, dispose or vary any of the Assets, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

10.1.3 Maintain all of its Assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained.

10.1.4  Not engage any new Employee in the Business (save that the Seller may do so if such Employee’s contract of employment will not transfer to the Purchaser on or as a result of the Closing) or take any step to vary the contract of employment of any Employee or take any steps which would entitle any Employee to terminate his employment without notice or in circumstances amounting to constructive dismissal.

10.1.5  The Seller covenants with and undertakes to the Purchaser that it will as soon as reasonably practicable notify the Purchaser in writing of any matter or thing which arises and becomes known to it in the Interim Period which constitutes a breach of any of the Warranties set out in Section 14.

11.  Access to Premises and Information.  At a reasonable time prior to the Closing Date, the Seller shall provide the Purchaser and its representatives with reasonable access during business hours to the Assets, titles, contracts and records of the Seller and furnish such additional information concerning the Seller’s business to the Purchaser may reasonably request from time to time.

12.  Covenants of Seller Prior to Closing.

12.1  Conditions and Best Efforts.  The Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the Seller’s obligations under this Agreement, and shall do all acts and things as may be required to carry out the Seller’s obligations and to consummate this Agreement.

12.2  Confidential Information.  If for any reason the transactions contemplated by this Agreement fail to consummate, the Purchaser shall not disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating and performing the transactions contemplated by this Agreement.

12.3  Financial Statements.  On or before the Closing Date, the Seller shall supply the Purchaser with financial statements through September 30, 2007, of which shall include, but is not limited to, (i) balance sheet, (ii) profit and loss statement, (iii) detailed accounts receivable (also to be attached as a part of Schedule 1.1), (iv) detailed accounts payable (also to be attached as a part of Schedule 3), (v) detailed inventory schedule (also to be attached as a part of Schedule 1.1) and (vi) other customary disclosures or as may be requested.

13.  Covenants of Purchaser Prior to Closing.

13.1  Conditions and Best Efforts.  The Purchaser will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the Purchaser’s obligations under this Agreement, and shall do all acts and things as may be required to carry out the Purchaser’s obligations and to consummate this Agreement.

13.2  Confidential Information.  If for any reason the transactions contemplated by this Agreement fail to consummate, the Purchaser shall not disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating and performing the transactions contemplated by this Agreement.  The Parties recognize that they have received and will receive confidential information concerning the other during the course of the negotiations, preparations and due diligence the transaction contemplated herein. Accordingly, the Parties each: (a) shall use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations, preparations and due diligence; and (b) shall not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Agreement and related transactions. The obligations of this section will not apply to information that: (a) is or becomes part of the public domain other than by fault of the receiving party; (b) is disclosed by the disclosing party to third parties without restrictions on disclosure; (c) is received by the receiving party from a third party without breach of a contractual or fiduciary nondisclosure obligation to the other party; or (d) is required to be disclosed by law, provided that the receiving party shall give at least two (2) days’ prior written notice to the disclosing party of such disclosure required by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

14.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser as follows:

14.1  Corporate Existence.  The Seller is now, and on the Closing Date shall be, a corporation duly organized, validly existing and in good standing under the laws of Northern Ireland, has all requisite corporate power and authority to own its properties and assets and carry on its business and is in good standing in each jurisdiction in which such qualification is required.

14.2  Corporation Power and Authorization.  The Seller has full corporate authority to execute and deliver this Agreement and any other agreement to be executed and delivered by the Seller in connection herewith, and to carry out the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action.  No other corporate proceedings by the Seller are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.  The Seller has consulted its own financial advisor, tax advisor and accountant, as necessary or desirable, as to matters concerning this Agreement.  This Agreement constitutes a valid and binding Agreement of the Seller in accordance with its terms.

14.3  Conflict with Other Agreements, Consents and Approvals.  With respect to (i) any corporate or entity formation documents, such as the articles of incorporation, bylaws or similar documents of the Seller, (ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Seller is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Seller is a party or subject, the execution and delivery by the Seller of this Agreement and any other agreement to be executed and delivered by the Seller in connection herewith and the consummation of the transactions contemplated hereby will not (a) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

14.4  Compliance with Law.  The Seller’s use and occupancy of the Assets, wherever located, has been in compliance with all applicable governmental laws or ordinances, the non-compliance with which, or the violation of which, might have a material adverse affect on the Assets, the Assumed Liabilities or the financial condition, results of operations or anticipated business prospects of the Purchaser, and the Seller has received no claim or notice of violation with respect thereto.  Without in any way limiting the generality of the foregoing, the Seller is in compliance with, and is subject to no liabilities under, any and all applicable laws, governmental rules, ordinances, regulations and orders pertaining to the presence, management, release, discharge or disposal of toxic or hazardous waste material or substances, pollutants (including conventional pollutants) and contaminants.  The Seller has obtained all material permits, licenses, franchises and other authorizations necessary for the conduct of its business.

14.5  Tax and Other Returns and Reports.  (i) All tax returns and reports (including without limitation all income tax, payroll, unemployment compensation, sales and use, excise, privilege, property, ad valorem, franchise, license and school) required to be filed by the Seller by the Closing (“Tax Returns”) have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the taxes of the Seller for the periods covered thereby; and (ii) all taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including those enumerated above with respect to the Tax Returns, which are called for by the Tax Returns, or which are claimed to be due from the Seller by notice from any taxing authority, or upon or measured by its properties, assets or income, have been properly accrued or paid by or at the Closing if then due and payable.  The amount of tax payable by the Seller on the profits of the Business in the last two accounting periods of the Seller has not depended to a material extent on any agreement with any tax authority not being an agreement based on strict application of any relevant legislation.

14.5.1  Accounts.  The accounts of the Seller relating to the Business for the financial year ended on February 28, 2007 comply with the requirements of the Companies Order 1989 (or when the Companies Act 2006 is brought into force) Companies Act 2006. The accounts have been prepared in accordance with all applicable Statements of Standard Accounting Practice and (to the extent that none are applicable) with generally accepted accounting principles and practices applied consistently. They show a true and fair view of the assets and liabilities of the Business as at that date, including contingent, unquantified or disputed liabilities, and of the results of the Business for the financial period ended on February 28, 2007.  The accounting and other records of the Business are up to date and contain complete and accurate details of all transactions of the Business.

14.6  Intellectual Property Rights.

14.6.1                      The Seller owns, possesses or has the right to use all intellectual property rights necessary or required to conduct its business as presently conducted, or otherwise used by the Seller.  There are no subsisting licenses or other agreements under which the Seller has granted to any third party any rights or interest in connection with the Intellectual Property or any rights to any know-how or confidential information relating to the Business.

14.6.2 No royalties or other amounts are payable by the Seller to other persons by reason of the ownership or the use of the any intellectual property owned or used by the Seller.

14.6.3 (i)  To the best knowledge of the Seller, no product or service related to the Seller’s business and marketed and sold by the Seller violates any license or infringes upon any intellectual property rights of others, (ii) the Seller has not received any notice that any such product or service conflicts with any intellectual property rights of others, and (iii) to the best knowledge of the Seller, there is no reasonable basis to believe that any such violation, infringement or conflict may exist.

14.6.4 The Seller is not a party to, or subject to, any contract which currently requires, or upon the passage of time or occurrence of an event or contingency (whether of default or otherwise) will require, the conveyance or disclosure of secret processes or formulae related to, any intellectual property of the Seller.

14.6.5  All computer hardware and software included among the Assets and currently used and/or necessary to the conduct of the Seller’s business, are in good working order.

14.6.6 Except as described in Schedules 1.1-1.5, the Seller has obtained and delivered to the Purchaser all consents and approvals of third parties necessary to duly transfer to the Purchaser all of the Seller’s rights, title and interest in and to all of its intellectual property included among the Assets.

14.7  Contracts.  The Seller is not a party to or subject to any contract that involves (i) agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, servicing or maintenance; (ii) partnership, joint venture or similar arrangement; (iii) the purchase, conditional sale, credit sale, lease, hiring or similar arrangement; (iv) committing Andronics to capital expenditures; (v) disabling Andronics’ complete performance with the terms of any Contract entered into within (6) months from the date of execution; (vi) the supply of goods and/or services by or to the Seller on terms under which retrospective or future discounts, price reductions or other financial incentives are given by or to the Seller dependent upon the level of purchases or any other fact; (vii) terms not on “arm’s length;” and (viii) a loss-making nature.

14.7.1  The Seller is not in default under any of the Contracts or in respect of any other obligation or restriction binding upon it in relation to the Business. No threat or claim of default has been made and no threat or claim is outstanding against the Seller under any of the Contracts or any other agreement or arrangement to which the Seller is a party relating to the Business or the Assets and there is nothing, whereby any of the Contracts or other agreement or arrangement, that may be terminated or rescinded by any other party.

14.7.2  During the twelve (12) months immediately preceding Closing Date, there has been no substantial change in the bases or terms on which any person is prepared to do business with the Seller in relation to the Business.  No substantial customer or supplier of the Business has ceased or substantially reduced its business with the Seller and no indication has been received by the Seller that there will be any such change, cessation or reduction.

14.8  Litigation.  The Seller has no knowledge of any claim, litigation, proceeding or investigation pending or threatened against the Seller that might result in any material adverse change in the Business or condition of the Assets being conveyed under this Agreement.

14.9  Assets.  The items included on Schedule 1.1 are to the best of the Seller’s knowledge fit for their intended purpose and are of satisfactory quality, are not obsolete, slow moving or likely to realize less than book value, and are sufficient for the normal requirements of the Business. The work-in-progress is at its normal level having regard to current orders.  The raw material, packaging materials and finished goods are at their normal level having regard to the current trading requirements of the Business.  All of the items comprising the fixed Assets are in a good and safe state of repair and condition and satisfactory working order, are adequate and not surplus to the requirements of the Business, and would not be expected to require replacement within a period of twelve (12) months after the Closing Date.

14.9.1  Title to Assets.  The Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances.

14.10  Employees.  No changes have been made since February 7, 2007 in the terms of employment of the Employees and the Seller is not under any legal or moral obligation to make any such change.  There are no amounts owing to any present or former officers or employees of the Seller in respect of the Business and none of them is entitled to accrued holiday pay other than in respect of the Seller's current holiday year.  Except as provided at schedule 1.2, No employee has been engaged by the Seller in relation to the Business since February 7, 2007 and no person employed by the Seller at or since that date has ceased, or given or received notice to cease, to be so employed or will be entitled to give such notice as a result of the provisions of this Agreement.  The Seller has maintained adequate and suitable records regarding the service of each of the Employees and complied with all agreements for the time being relating to them.  There is no recognition, wage bargaining or other collective or other agreement or arrangement in force or proposed between the Seller and any trade union or similar organization, there is no dispute (current or threatened) between the Seller and any trade union or similar organization and there has been no industrial action affecting the Business during the past five (5) years.  The Seller is and has been at all times in compliance with all legislation, regulations and codes of practice in relation to the Employees, and no orders, awards or other notices have been served on and no other enforcement or similar proceedings have been taken against the Seller pursuant to any legislation, regulations or codes of practice in respect of the Employees.  All of the Employees (and all other workers involved in the Business) are legally entitled to be in and work in the United Kingdom.  No retirement, death or disability benefit scheme for present or former officers or employees or their dependants is in existence, no proposals have been announced and the Seller is not under any legal or moral obligation to establish any such scheme.

14.11  Accuracy of Representations and Warranties.  None of the representations or warranties of the Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading.  The Seller knows of no fact that has resulted in a material change in the business, operations or assets of the Seller that has not been set forth in this Agreement or otherwise disclosed to the Purchaser.

15.           Representations and Warranties of Purchaser.  The Purchaser represents and warrants as follows:

15.1  Corporate Existence.  The Purchaser is now, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom, has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

15.2  Authorization.  The Purchaser has full corporate authority to execute and deliver this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith, and to carry out the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action.  No other corporate proceedings by the Purchaser will be necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.  This Agreement constitutes a valid and binding Agreement of the Seller, in accordance with its terms.  The Purchaser has consulted its own financial advisor, tax advisor and accountant, as necessary or desirable, as to matters concerning this Agreement.

15.3  Conflict with Other Agreements, Consents and Approvals.  With respect to (i) the articles of incorporation, bylaws or similar document of the Purchaser, (ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Purchaser is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Purchaser is a party or subject, the execution and delivery by the Purchaser of this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith and the consummation of the transactions contemplated hereby will not (a) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

15.4  Employees of Andronics. The Purchaser has had the opportunity to examine full and accurate details of the 'employee liability information' (as defined in the Regulations).  Additionally, the Seller has supplied the Purchaser with the following: (i) the identity of the Employees; (ii) the ages of the Employees; (iii) the information contained in the written statements of employment particulars for the Employees; (iv) the information relating to any collective agreements that apply to the Employees, where the procedures set out in the Employment Act 2002 (Dispute Resolution) Regulations 2004 apply; (v) instances within the preceding two (2) years of any disciplinary action taken by the Seller in respect of any of the Employees or of any grievances raised by any of the Employees; (vi) instances of any legal action taken by any of the Employees against the Seller in the preceding two (2) years; and (vii) instances of potential legal actions that may be brought by any of the Employees against the Seller where the Seller has reasonable grounds to believe such actions might occur.

15.5  Accuracy of Representations and Warranties.  None of the representations or warranties of the Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

16.           Conditions Precedent to Purchaser’s Obligations.  The obligation of the Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by the Purchaser:

16.1  Representations, Warranties and Covenants of Seller.  The representations and warranties of the Seller contained herein and any other documents delivered by the Seller in connection with this Agreement shall be true and correct in all material respects at the Closing; and the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it or prior to the Closing.

16.2  Licenses and Permits.  The Purchaser shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of the Seller.

16.3  Conditions of the Business.  There shall have been no material adverse change in the manner of operation of the Seller’s business prior to the Closing Date.

16.4  No Suits or Actions.  At the Closing Date no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

17.           Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by the Seller;

17.1  Representations, Warranties and Covenants of Purchaser.  All representations and warranties made in this Agreement by the Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and the Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

18.           Covenants Subsequent to the Closing Date.

18.1    Lease Agreement.  A lease agreement with Robert and Margaret Andrews for the lease of the property consisting of the current Andronics offices, located at Unit 20 Ballinska Road, Springtown Industrial Estate, Londonderry, Northern Ireland BT48 0NA.  The monthly facilities rental pursuant to the lease agreement shall be Ten Thousand Pounds (₤10,000 GBP) per month for the term of the lease.  The Parties shall reasonably agree upon the lease agreement terms on or before the Closing Date.  Upon the Closing Date, a copy of the lease agreement shall be attached hereto as Exhibit D and made apart hereof.

18.2  Advisory Board.  The Purchaser acknowledges the personal liability of Robert Andrews in connection with the Six Hundred Fifty Thousand Pound (£650,000 GBP) personal guarantee made for the benefit of Andronics.  At the Closing, Robert Andrews shall be appointed to the advisory board of Secure Asset Reporting Services, Inc.  Mr. Andrews shall serve as an advisory board director until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

18.3  Common Stock Options.  For services rendered to Andronics after the Closing Date, Robert Andrews shall be entitled to acquire SARS Common Stock equal to the total aggregate amount of one million five hundred thousand (1,500,000) shares at One United States Cent ($0.01 USD) per share (the “Andrews Options”). The Andrews Options must be exercised before the end of the first quarter immediately preceding the twelve (12) month period the options vested in or they are forfeited.  The Andrews Options shall vest in accordance with the following:

18.3.1  One million (1,000,000) shares shall vest monthly beginning upon the Closing Date ( “Andrews Monthly Options”).

18.3.2  Five hundred thousand (500,000) shares shall vest quarterly upon meeting the revenue projections listed in Schedule 18.3.2 and in the following amounts:

Quarter 1: 50,000 options vest
Quarter 2: 100,000 options vest
Quarter 3: 150,000 options vest
Quarter 4: 200,000 options vest

If any revenue projections are not met for any given quarter, the option amount for that quarter, less ten percent (10%), shall be added to the fourth quarter’s total.  If the fourth quarter goals are not met, that quarters entire option amount (whether or not accrued options have been added to the fourth quarter) shall be forfeited.  Section 18.3.2 shall be hereinafter defined as “Andrews Quarterly Options.”

Robert Andrews covenants to pay to the Purchaser (or as the Purchaser may direct) an amount equal to any liability of the Purchaser (or any other person) to pay income tax or national insurance contributions (both employers and employees) (a “Relevant Tax Liability”) arising as a result of the grant, exercise, assignment or release of the Andrews Options or as the result of the acquisition, holding or disposal of SARS Common Stock by Mr. Andrews.  In connection therewith, Mr. Andrews and the Purchaser agree that:

(i)           if so requested by the Purchaser at any time after the Closing Date, Mr. Andrews shall enter into an election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of any SARS Common Stock acquired by Mr. Andrews pursuant to the option; and

(ii)           it shall be a condition of the exercise of the Andrews Options that Mr. Andrews shall remit to the Purchaser (or as it may direct) in cleared funds the amount of any Relevant Tax Liability or make such other arrangements for the discharge of such Relevant Tax Liability as the Board of Directors of the Purchaser may in its absolute discretion think fit.

19.           Non-Competition, Non-Solicitation.

19.1  Non-Competition.  Seller agrees that, without both the disclosure to and the written approval of the Board of Directors of SARS Corporation, it shall not, directly or indirectly, engage or be interested in (whether as a principal, lender, employee, officer, director, partner, venturer, consultant or otherwise) any business(es) that is competitive with the business being conducted by the Purchaser, without the express written approval of the Board of Directors of SARS Corporation.

19.2  Non-Solicitation.  Seller agrees that, without the prior written consent of the Company’s Board of Directors, for a period of two (2) years after the Closing Date, it shall not, directly or indirectly disturb, entice, or in any other manner persuade, any Employee of the Seller or Purchaser to discontinue that person’s or firm’s relationship with the Business if the Employee(s) were employed by the Seller at any time during the twelve (12) month period prior to the Closing Date.

20.           Purchaser’s Acceptance.  The Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge and opinion of the value of the business.  The Purchaser has not relied on any representations made by the Seller other than those specified in this Agreement.  The Purchaser further acknowledges the Seller has not made any agreement or promise to repair or improve any of the leasehold improvements, equipment or other personal property being sold to the Purchaser under this Agreement, and that the Purchaser takes all such property in the condition existing on the Execution Date, except as otherwise provided in this Agreement.

21.           Risk of Loss.  The risk of loss, damage or destruction to any of the equipment, inventory or other personal property to be conveyed to the Purchaser under this Agreement shall be borne by the Seller up to the time of Closing.  In the event of such loss, damage or destruction, the Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage.  If replacement, repairs or restorations are not completed prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by the Purchaser and the Seller that will be required to complete the replacement, repair or restoration following Closing.  If the Purchaser and the Seller are unable to agree, then the Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to the Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no Closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void.  If, prior to Closing, any of the real properties that are the subject of the leases to be assumed by the Purchaser are materially damaged or destroyed, then the Purchaser may rescind this Agreement in the manner provided above unless arrangements for repair satisfactory to all parties involved are made prior to Closing.

22.           Indemnification and Survival.

22.1  Survival of Representations and Warranties.  All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing.  Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement.  The representations and warranties in this Agreement shall terminate two (2) years from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

22.2  Seller’s Indemnification.  The Seller hereby agrees to indemnify and hold the Purchaser, it successors and assigns harmless from and against: (i) Any and all damages, losses, claims, liabilities, deficiencies and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Seller’s business prior to the close of business on the day before the Closing Date, except for damages, losses, claims, liabilities, deficiencies and obligations of the Seller expressly assumed by the Purchaser under this Agreement or paid by insurance maintained by the Seller or the Purchaser, (ii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of the Seller under this Agreement, and (iv) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorneys fees) incident to any of the foregoing.

The Seller’s indemnity obligations under this Section 22.2 shall be subject to the following: (i) if any claim is asserted against the Purchaser that would give rise to a claim by the Purchaser against the Seller for indemnification under the provisions of this Section, then the Purchaser shall promptly give written notice to the Seller concerning such claim and the Seller shall, at no expense to the Purchaser, defend the claim, and (ii) the Seller shall not be required to indemnify the Purchaser for an amount that exceeds the fair market value of the Purchase Price paid by the Purchaser under this Agreement.

22.3  Purchaser’s Indemnification.  The Purchaser agrees to defend, indemnify, and hold harmless the Seller from and against (i) any and all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of the Purchaser’s failure to perform obligations of the Seller assumed by the Purchaser pursuant to this Agreement; (ii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of the Purchaser under this Agreement, and (iii) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorneys fees) incident to any of the foregoing.

23.  Disputes.  In the event of a dispute between the Parties as to any material term herein, the Parties shall first attempt to resolve the dispute informally.

23.1  No claim shall be brought by the Purchaser against the Seller unless notice in writing has been given to the Seller as soon as reasonably practicable, and in any event within twenty-eight (28) days after the Purchaser becomes aware of the grounds for a claim and on or before the first anniversary of this Agreement specifying the nature of the claim in reasonably sufficient detail and so far as practicable the amount claimed.

23.2  Any claim shall become fully barred and unenforceable after the second anniversary of this Agreement unless proceedings in respect of that claim have been commenced. For this purpose, proceedings shall not be deemed to have been commenced unless they have been issued and served upon the Seller.

23.3  Attorneys' Fees.  If any action, suit or proceeding is commenced to establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing party.

23.4 The Purchaser shall have no claim whatever against the Seller: (i) if and to the extent that the breach on which the claim is based occurs as a result of any legislation not in force on the Execution Date that takes effect retrospectively or any increase in the rates of taxation in force at that date, or as a consequence of a change in the interpretation of the law in any jurisdiction after the Execution Date; (ii) if and to the extent that the breach on which the claim is based would not have arisen but for any voluntary act, omission, transaction or arrangement by or with the Purchaser or any person connected with the Purchaser after the Closing Date otherwise than in the ordinary course of conducting the Business which the Purchaser knew or ought reasonably to have known could give rise to a claim; (iii) to the extent that the claim arises only as a result of any changes after the Closing Date in the accounting bases, policies or methods used by the Purchaser to value any of its assets, or; (iv) to the extent that the claim relates to any loss for which the Purchaser is indemnified by insurance or for which it would have been indemnified if at the relevant time the Purchaser had maintained valid and adequate insurance cover that is normally effected by prudent companies carrying on a business similar to the Business.

23.5  No claim shall be made by the Purchaser if the fact, omission, circumstance or occurrence giving rise to the claim has been fully and fairly disclosed to the Purchaser in this Agreement.

23.6  Conduct of Claims. Should the Purchaser become aware of any grounds that might give rise to a claim, having given notice to the Seller in accordance with Section 23.1, the Purchaser (i) shall not make any admission of liability or agreement or compromise with any party without prior consultation with and the agreement of the Seller, which shall not be unreasonably withheld or delayed; (ii) should the claim result from or arise from a dispute with a third party, take such action to avoid, dispute, resist, appeal, compromise or contest the dispute as the Seller may reasonably request and at the Seller's expense; (iii) shall make available to the Seller all information reasonably required and available to enable the Seller to avoid, dispute, resist, appeal, compromise or contest the claim and any liability connected with the claim; and (iv) shall not be obliged to take any action which on a reasonable view is likely materially to prejudice the Business or the Purchaser.

23.7  Should the Purchaser receive any payment or benefit from any policy of insurance or any third party other than the Seller as a result of the circumstances giving rise to a claim, and the Seller has made any payment to the Purchaser in respect of that claim, the Purchaser shall, as soon as practicable after receipt, reimburse the Seller an amount which is the lesser of the amount of the payment or benefit received from the insurer or other third party and the payment received from the Seller, having deducted all costs, charges and expenses reasonably incurred by the Purchaser in obtaining the payment or benefit.

23.8  If any potential claim arises by reason of a liability that is contingent only, the Seller shall not be under any obligation to make any payment for that claim until such time as the contingent liability becomes actual.

24.  Miscellaneous Provisions.

24.1  Notices.  All notices, requests, demands, claims, consents and other communications required or permitted under this Agreement shall be in writing.  Any notice, request, demand, claim, communication or consent under this Agreement shall be deemed duly given if (and shall be effective two (2) business days after) it is sent by certified mail and addressed to the intended recipient as set forth below:

If to Purchaser:	Jinkhold, Ltd. c/o SARS Corporation __________________________ __________________________ __________________________
With a Copy to:	The Otto Law Group, PLLC Attn: David Otto 601 Union Street, Suite 4500 Seattle, WA 98101 United States
If to Seller:	Andronics, Ltd. Unit 20 Balliniska Road Springtown Industrial Estate Londonderry Northern Ireland BT48 ONA
With a Copy to:	Ciaran Hampson 6 Castle Street Londonderry County Londonderry BT48 6HQ
or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

24.2           Time.  Time is of the essence of this Agreement.

24.3           Survival.  Any of the terms and covenants contained in this Agreement which require the performance of either party after the Closing shall survive the Closing and delivery of the Assets.

24.4           Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

24.5           Assignment.  Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without the prior written consent of the other party.

24.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Northern Ireland, without giving effect to the conflicts of law principles thereof.

24.7           Venue.  The parties to this Agreement agree that any action on this Agreement shall be brought in a court of competent jurisdiction located in Northern Ireland.

24.8 Titles and Captions.  All articles, sections and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

24.9           Entire Agreement. This Agreement contains the entire understanding between and among the Parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

24.10  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

24.11  Prior Agreements.  This document is the entire, final and complete agreement of the Parties pertaining to the purchase of the Assets, and supersedes and replaces all prior or existing written and oral agreements between the parties or their representatives relating to the Assets.

24.12                      Modifications Must Be in Writing.  This Agreement may not be changed orally.  All modifications of this Agreement must be in writing and must be signed by each party.

24.13                      Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto.

24.14                      Further Action.  The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

24.15                      Good Faith, Cooperation and Due Diligence.  The Parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the Parties pursuant to this Agreement.  All promises and covenants are mutual and dependent.

24.16                      Counterparts.  This Agreement may be executed by facsimile and in several counterparts, and all so executed shall constitute one Agreement, binding on all the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.

24.17                      Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

24.16  Consultation.  The Parties acknowledge that each has been advised to seek legal consultation regarding this Agreement and has either retained or had sufficient opportunity to retain such legal representation and hereby waives insufficiency of legal consultation or representation as a claim or defense in any action arising out of this Agreement.  Except as otherwise provided in this Agreement, each Party shall bear its own attorneys’ fees and costs incurred in this matter through the Closing Date of execution of this Agreement.

24.17                      Grossing Up.

24.17.1  If the Purchaser makes a payment or suffers a loss (the “Loss") in respect of which the Purchaser is entitled to be indemnified or otherwise compensated by the Seller under this Agreement and payment so made by the Seller (the “Payment") is subject to tax in the hands of the Purchaser or a withholding on account of tax, the Seller shall pay to the Purchaser such additional amount as ensures that the Purchaser is left with the same amount as it would have been entitled to receive in the absence of any such tax liability or withholding PROVIDED THAT the Seller shall not be under any obligation to make an increased payment under this Section 24.17.1 to the extent the Loss is deductible in computing the Purchaser's tax liability in respect of the Payment.

24.17.2  Any additional payment due by the Seller to the Purchaser under Section 24.17.1 shall be payable by the Seller on the later of:

(i)	five (5) business days before the last date on which the Purchaser can discharge the tax liability arising as a result of the Payment without incurring a liability for penalties or interest thereon;

(ii)	five (5) business days after written demand has been made in respect thereof by the Purchaser.

24.17.3  If an increased amount is paid to the Purchaser under Section 24.17.1 and the Purchaser later obtains a credit or deduction in respect of the Loss in computing its tax liability the Purchaser shall reimburse (to the extent it can do so without prejudice to its ability to retain the credit or deduction) to the Seller within five (5) business days of utilising credit or deduction the lesser of:

           (i)           the increased amount so paid; and

(ii)	the amount the Purchaser saves in tax as a consequence of utilising the credit or deduction.

24.18                      Costs.  Each party hereto shall pay its own costs and expenses in relation to the preparation and execution of this Agreement and all documents ancillary hereto.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Execution Date set forth below.

DATE: October 26, 2007

                        SELLER:

                        ANDRONICS, LTD.

By:  ________________________________
Name:  Robert Andrews
Title:

ANDREWS:

ROBERT ANDREWS

By:  ________________________________
Name: Robert Andrews
Title:

 PURCHASER:

 JINKHOLD, LTD.

By:  ________________________________
Name: Clayton Shelver
Title: CEO

EXHIBITS

AForm of Convertible Debenture

BOperating Agreement

CLicensing Agreement

DLease Agreement

SCHEDULES

1.1List of Assets (including assumed Accounts Receivable)

1.2List of Employees

1.3List of Contracts (including British Petroleum Novation)

1.4List of Intellectual Property

1.5List of Goodwill

3.0Assumed Liabilities (including Excluded Liabilities)

4.2Convertible Debenture Holders

9.3.2Promissory Notes

18.3.2Revenue Projections for Andrews Quarterly Options

Exhibit A
Form of Convertible Debenture

[The Form of Convertible Debenture appears on the following pages]SARS CORPORATION
10% CONVERTIBLE DEBENTURE

No. [insert debenture #] [date] , 2007
$ [value] [location]

SARS CORPORATION (“Maker” or the “Company”) hereby promises to pay to the order of [name of debenture holder] or his , her, its assigns (“Holder”), the sum of [value] United States Dollars ($XX,XXX), with interest at the rate of ten percent (10%) per annum until paid.  All outstanding principal and accrued and unpaid interest shall become due twelve months from the date upon which this 10% Convertible Debenture (“Debenture”) is executed (the “Maturity Date”).  All payments due and owning under this Debenture shall be subject to the terms and conditions set forth herein.

1.	Agreement.

The Debenture is issued pursuant to that certain Asset Purchase Agreement (the “Agreement”), dated the same date as first set forth herein, by and between Andronics, Ltd. and Jinkhold, Ltd., a wholly owned subsidiary of the Maker, which is hereby incorporated by reference.

2.	Register.

The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Holder of the Debenture or for the registration of a transfer of the Debenture to a different Holder.

3.	Loss Theft, Destruction or Mutilation of the Debenture.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Debenture and, in the case of any such loss, theft or destruction, upon receipt of an indemnity bond in such reasonable amount as the Company may determine (or if such Debenture is held by the original Holder, of an unsecured indemnity agreement reasonably satisfactory to the Company) or, in the case of any such mutilation, upon surrender and cancellation of such Debenture, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tender and unpaid principal amount and dated as of the date to which interest has been paid on the Debenture so lost, stolen, destroyed or mutilated.

4.	Registered Holder.

The Company may deem and treat the person in whose name any Debenture is registered as the absolute owner and Holder of such Debenture for the purpose of receiving payment of the principal of and interest on such Debenture and for the purpose of any notices, waivers or consents thereunder, whether or not such Debenture shall be overdue, and the Company shall not be affected by notice to the contrary.  Payments with respect to any Debenture shall be made only to the registered Holder thereof.

5.	Surrender of the Debenture.

The Company may, as a condition of payment of all or any of the principal of, and interest on, the Debenture, or its conversion, require Holder to present the Debenture for notation of such payment and, if the Debenture be paid in full or converted at the election of Holder as herein provided, require the surrender hereof.

6.	Subordination.

The Company, in its sole discretion, may subordinate the Debenture to any Senior Debt of the Company.  For purposes of the Debenture, “Senior Debt” shall mean all indebtedness for all principal, fees, expenses, interest, penalties, post-bankruptcy petition interest, and all other amounts payable for money borrowed.

7.	Conversion.

At any time prior to or at the Maturity Date, at the option of the Holder, all principal and accrued interest due on this Debenture (the “Convertible Amount”) may be converted at $1.00 USD per share.  Upon the Maturity Date, all outstanding principal and accrued interest shall automatically convert into common stock of the Company.

The Conversion Amount shall be adjusted downward in the event the Company issues common stock (or securities exercisable for convertible into or exchangeable for common stock) at a price below the Conversion Amount, to a price equal to such issue price.

8.  Mechanics of Conversion.

Upon the Company’s receipt of written notice of Holder’s election to convert the Debenture or upon the Maturity Date, the principal amount of this Debenture plus any accrued interest shall be deemed converted into such number of shares of the Company’s Common Stock as determined pursuant to Section 7, and no further payments shall thereafter accrue or be owing under the Debenture.  The entire balance due and owing under the Debenture must be converted to Common Stock; no partial conversions will be allowed.  Holder shall return this Debenture to the Company at the address set forth below, or such other place as the Company may require in writing.   Within ten (10) days after receipt of this Debenture, the Company shall cause to be issued in the name of and delivered to Holder at the address set forth above, or to such other address as to which Holder shall have notified the Company in writing, a certificate evidencing the securities to which Holder is entitled.  No fractional securities will be issued upon conversion of the Debenture.  If on conversion of the Debenture a fraction of a security results, the Company shall round up the total number of securities to be issued to Holder to the nearest whole number.

9.	Notice.

Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the addresses set forth below, or such other address as to which one party may have notified the other in such manner.

10.	Default.

The following will be “Events of Default” under the Debenture:  (a) the Company shall default on the payment of principal or interest on the Debenture or on any other indebtedness of the Company when due; (b) the Company shall default on the observance or performance of any other covenant set forth in the Debenture; (c) the Company shall issue any indebtedness senior to the Debenture or grant any security for any other indebtedness (other than in connection with operating leases such as stand-alone office equipment leases); (d) the Company shall become insolvent or file a voluntary petition in bankruptcy (or have such a petition filed against it) or have an assignment for the benefit of creditors or other creditor arrangement or similar event occur with respect to it or its assets; or (e) failure to comply with any other term or condition of the Debenture, which shall not have been cured within ten (10) business days receipt of written notice to the Company.

Upon Default, and at the option of Holder, or Holder’s successors or assigns, with fifteen (15) days written notice to the Company, demand or presentment, Holder may (i) accelerate all amounts due and owing under this Debenture and demand payment immediately and/or (ii) declare the right to exercise any and all remedies available to Holder under applicable law.

11.	Miscellaneous.

(a)           10% per annum calculated using a 360-day year composed of 12 30-day months, payable in full, unless otherwise converted to common stock in the Company, at maturity or conversion.

(b)           The Company agrees that all Conversion Shares shall be fully paid and non-assessable.  Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder of this Debenture without suit or action in attempting to collect funds due under this Debenture or in connection with the issuance of the Conversion Shares.  In the event an action is instituted to enforce or interpret any of the terms of this Debenture including but not limited to any action or participation by Maker in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal or review, whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

(c)           All parties to this Debenture hereby waive presentment, dishonor, notice of dishonor and protest.  All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Debenture, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Debenture.  Any such action taken by Holder shall not discharge the liability of any party to this Debenture.

(d)           This Debenture shall be governed by and construed in accordance with the laws of the state of California without regard to conflict of law principles.

(e)           All payments due and owing under this Debenture shall be delivered to the following:

[name of holder]
[address of holder]
[city, state, ZIP]

IN WITNESS WHEREOF, the parties hereto execute this Convertible Debenture as of this ____ day of_______, 2007.

Maker:                                SARS, Corporation

____________________________
                                By: Clayton S. Shelver
Its:  Chief Executive Officer

Holder: [name] Holder’s address: [address] [city, state, ZIP]
Maker’s address: SARS, Corporation Attn: Clayton S. Shelver 601 108th Avenue NE, 19th Floor Bellevue, WA 98004 USA	With a copy to: The Otto Law Group, PLLC Attn: David M. Otto 601 Union Street, Suite 4500 Seattle, WA 98101 USA

_________, 2007

SARS Corporation
601 108th Avenue NE, 19th Floor
Bellevue, WA 98004  USA
Attention: Clayton S. Shelver

RE:           SARS, Corporation (the “Company”) Convertible Debenture

Dear Mr. Shelver:

I, ________________________, am the holder of convertible debenture #___ of the Company, issued on ______________, 200__ for $____________ (the “Debenture”).  The original Debenture is enclosed and attached hereto.  Subject to Section 8 of the Debenture, I wish to convert the entire principal and any accrued interest into such number of shares of the Company’s common stock as determined pursuant to Section 7 of the Debenture. I understand that by converting the Debenture into common stock, no further payments shall thereafter accrue or owe under the Debenture.

Once the Debenture is converted into common stock of the Company, please direct the Company’s transfer agent to submit the stock certificates to the following street address:

_____________________
_____________________
_____________________
_____________________
Phone: _______________

Please do not hesitate to contact me at the above referenced phone number if you need further assistance.  Thank you for your time.

Sincerely,

_____________________

Enclosure

Exhibit B
Operating Agreement

[the Operating Agreement appears on the following pages]Exhibit C
Licensing Agreement

[the Licensing Agreement appears on the following pages]Schedule 1.1
List of Assets

Fixed asset register - equipment (depn @ 20% sl pa)

Details	Acqn date

Kingswood software	28/02/98
Inmac cables	31/05/98
Aurora-2 PCs	31/05/98
Compaq cpmpr equip(NIIB)	31/08/98
Tracking system (ex PMH)	31/08/98
Equip-Computer Workbench	31/08/98
Equipment - visa	30/09/98
Equip-Micro Warehouse	30/09/98
Equip-Digital Workshop	31/10/98
Equipment-visa	30/11/98
Inmac-compr equip	31/12/98
Inmac-compr equip	31/12/98
Inmac-compr equip	31/12/98
Equip-Micro Warehouse	31/12/98
Equip-Micro Warehouse	31/01/99
Mapinfo	28/02/99
MapExtreme-4 PCs (NIIB)	28/02/99
Inmac-hardware upgrades	31/05/99
CPC-fax machine	31/05/99
CPC file holder	31/05/99
Phone socket	31/05/99
M Dawes-phone	31/05/99
Sundry equipment	31/05/99
Colour laserjet printer	31/07/99
BT phones	31/07/99
RS - drill	31/08/99
RS - drill set	31/08/99
15" monitor	31/08/99
Router	15/09/99
Osciliscope	26/10/99
Label machine	05/11/99
Wavecomm modems	10/11/99
Photocopier	16/11/99
SX3 computer equipment	16/11/99
Mobile tech equip	29/11/99
Mobile phones	10/12/99
Soldering station	14/12/99
Mobile phone	14/12/99
Cisco 1600 PS	06/01/00
Mobile phone	19/01/00
RS 232 cable	16/02/00
Nokia phone	17/02/00
Nokia phone	26/02/00
SX3 computer equipment	06/03/00
Sony Vaio laptop	08/03/00
Antenna tester	10/03/00
Remote mouse	21/03/00
2 X compiuters	27/03/00
Ladders	05/04/00
Socket set	05/04/00
Capture board	14/04/00
Dual speed hub	14/04/00
Tapered hole cutter	09/05/00
Computer	17/05/00
Server cabinet	23/05/00
B&Q equipment	29/05/00
Computer	30/06/00
Hoover	05/07/00
Gateway PC	07/08/00
GDC boundary data	08/08/00
56k modem	24/08/00
Monitor	12/10/00
Gate pendants	17/11/00
Calculators	30/11/00
Dell PCs x 2	19/12/00
HP Scanjet	27/01/01
Computer (2nd hand)	02/02/01
Budget DIY equip	06/02/01
Clickman	09/02/01
Heatgun	14/02/01
Computer equip	15/01/00
Antenna x 3	23/03/00
PC	09/03/00
Coldfusion software	29/03/00
Equipment	30/04/00
Scanner	31/03/01
10GB hard disk	30/04/01
Steam cleaner	30/04/01
20GB HDD	31/05/01
10GB hard disk	30/06/01
Compaq server/instn	30/09/01
2 display systems	30/11/01
Fax/printer	30/11/01
Answerphone	30/11/01
Adaptor cards	31/01/02
Laptop	07/06/02
Spider engineer-equip	30/05/02
Phones	30/05/02
Credit card-sundry equip	31/08/02
Computer mouse ps2	16/09/02
Multimeter	30/09/02
Iomega software	04/10/02
UPS for server	14/10/02
Phones *2	15/10/02
Solder irons	01/11/02
Cables and adapter	15/11/02
Laptops *3	19/12/02
17" monitors x 2	22/09/03
Phone upgrade	29/10/03
Car phone adaptor	30/09/03
Rechargeable spotlight	14/11/03
Sundry equipment	27/02/04
Laptop	04/04/03
Comb binder	12/06/03
Backup machine	30/04/04
Mobile phones and accessories	05/05/04
Drills and accessories	25/06/04
OKI printer	13/01/05
Sundry equipment	28/02/05
Ladder	25/03/05
Nokia phone kits	16/06/05
Linux server IBM 346	08/08/05
B4250 printer	01/03/05
IBM Server	08/01/07
Uninterrupted power supply	08/01/07
Laptop computer (2)	08/01/07

Fixed asset register - fixtures and fittings (depn @ 20% sl pa)

Details	Acqn date

Fiesta blinds	07/05/99
CPC operators chairs	31/05/99
ADT intruder alarm system	28/05/99
Graphix-signs	14/06/99
CPC conf room chairs	15/06/99
CPC operators chairs	16/06/99
Fridge	04/08/99
World map	06/09/99
Stands	13/12/99
Shelving	21/12/99
Desks	28/04/00
Desks	01/05/00
Chairs and bookshelves	29/06/00
Exhibition stands	22/11/99
NOBO board	27/04/00
Filing cabinet	28/01/00
Display equipment	31/03/01
Filing cabinet	31/05/01
Fireproof safe	31/05/01
External ashtrays x 2	31/12/01
Gate automation system	18/10/02
Storage bins	19/06/02
Operator chair	23/09/02
Armchairs x 2	11/04/03
Fan Heaters x 2	23/11/05

Fixed asset register - motor vehicles (depn @ 25% sl pa)

Details	Acqn date

Fiat Brava-KUI 4809	06/03/00
BMW C1-KUI 7002	27/11/00
Reg no KUI 2222	31/03/01

Fixed asset register - premises expenditure (depn @ 2% sl pa)

Details	Acqn date

Building work (O'Neill Bros)	31/05/99
Renovations (O'Neill Bros)	01/10/02

Schedule 1.1 Continued
Assumed Accounts Receivable

[to be attached hereto on or before the Closing Date]

[Shall also include financial statements through September 30, 2007, of which shall include, but is not limited to, (i) balance sheet, (ii) profit and loss statement and (iii) detailed inventory schedule]

Schedule 1.2
List of Employees

Employees:	Forename	Dept
Surname
Andrews	Margaret	Admin
Andrews	Robert	Directors - 7001
Andrews	Paul Robert	Sales/Marketing - 6001
Connolly	Anthony	Sales/Marketing - 6001
Craig	Shaun	Development Engineers - 7003
Duffy	Fergus	Productive - 6000
Gallagher	Eimear	Development Engineers - 7003
Hasson	Christopher	Development Engineers - 7003
Kelly	Sheila	Web Design - 7003
McCaughan	Karen	Directors - 7001
*McCorkell	Mark David	Web Design - 7003
Moore	Paul Gerard	Productive - 6000
Nagurski	Kevin	Web Design - 7003
Strawhorne	Paul Thomas	Development Engineers - 7003
Thomson	Thomas James	Productive - 6000
**Watson	Adam	Development Engineers - 7003

*Mr. McCorkell was hired as a summer intern after February 7, 2007 but is no longer on the payroll.

**Mr. Watson was engaged after February 7, 2007 but has since resigned his position.

Schedule 1.3
List of Contracts

Contract No.	Parties			Date
LPG-06-TELE-29	BP International, Ltd.	and	Andronics, Ltd.	9/18/2006

[British Petroleum Novation (original contract referenced above) shall be attached hereto on or before the Closing Date]

Schedule 1.4
List of Intellectual Property

Intellectual Property	Book Value
Software Development for internal proprietary asset-tracking system	$1,550,300

LEOCATE, Trade Mark No. 2232925
UTILITY-EYE, Trade Mark No. 003292687
Andronics, Ltd. trade name
Andronics, Ltd. logo

Schedule 1.5
List of Goodwill

Goodwill
All Andronics, Ltd. customers and recurring revenue,including:

Quinns – Leocate
CSL – Fixed sites
BP – LPG Product

Schedule 3
Assumed Liabilities
(including Excluded Liabilities)

[Waiting on current schedule of assumed and excluded liabilities from SARS and Accounts Payable, Assumed and Excluded Liabilities and Accounts Payable shall be attached hereto on or before the Closing Date]

Schedule 4.2
Convertible Debenture Holders

Principal Amount:	Holder:
Four Hundred Eighty-Nine Thousand United States Dollars ($489,000 USD)	Patrick Andrews
One Hundred Fifty Thousand United States Dollars ($150,000 USD)	Fergus Duffy
Thirteen Thousand United States Dollars ($13,000 USD)	Vehicle Services (Claire Flanagan)
Seventy Thousand United States Dollars ($70,000 USD)	Invest Northern Ireland

Schedule 4.6.2
Revenue Projection Schedule for Andrews Quarterly Options

Quarter 1	Quarter 2	Quarter 3	Quarter 4
$500,000 USD	$1,000,000 USD	$1,150,000 USD	$1,350,000 USD

[Supporting documentation to follow,
shall be included in document on or before Closing Date]

Schedule 9.3.2
Schedule of Promissory Notes

Date of Promissory Note:	Promissory Note Number:	Principal Amount of Promissory Note:
12/19/06	#1	$16,045.00
2/16/07	#2	$23,000.00
2/16/07	#3	$2,292.00
3/2/07	#4	$10,000.00
3/26/07	#5	$21,772.18
4/26/07	#6	$40,000.00
5/1/07	#7	$44,720.00
5/11/07	#8	$27,105.00
5/3/07	#9	$69,689.82
5/8/07	#9	-$34,694.20
5/10/07	#9	-$35,031.62
5/25/07	#10	$16,000.00
6/19/07	#11	$507.00
6/22/07	#12	$3,127.19
6/26/07	#13	$893.00
6/26/07	#14	$43,025.72
6/29/07	#15	$34,000.00
7/19/07	#16	$35,880.00
7/20/07	#17	$1,585.51
7/31/07	#18	$45,955.88
7/31/07	#19	$20,000.00
7/31/07	#20	$4,676.00
8/6/07	#21	$43,141.00
9/30/07	#22	$38,156.65
9/30/07	#23	$8,015.00
9/30/07	#24	$83,650.00
9/21/07	#25	$42,757.79
9/30/07	#26	$16,980.00
9/30/07	#27	$59,150.00
Total:		$682,398.92